Exhibit 10.16

HADDRILL EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, made and entered into as of this 30 day of June, 2004, by and between Alliance Gaming Corporation, a Nevada corporation with its principal place of business at 6601 South Bermuda Road, Las Vegas, Nevada  89119 (the “Company”), and Richard Haddrill, currently residing at 3394 Knollwood Drive, Atlanta, Georgia 30305 (“Haddrill”).

BACKGROUND

Haddrill has significant gaming industry experience and currently serves as a member of the Board of Directors of the Company (the “Board of Directors”).

The Company desires to avail itself on a full-time basis of Haddrill’s expertise and to employ him as the Chief Executive Officer (“CEO”) of the Company to enable him to contribute, on a full-time basis, to the growth and success of the Company.

Haddrill is willing to commit himself to be so employed by the Company.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, and each intending to be legally bound hereby, the parties agree as follows:

1.                                       Employment.  Subject to the terms of this Agreement, the Company hereby employs Haddrill and Haddrill accepts such employment.

2.                                       Position and Duties of Haddrill.

(a)                                  Haddrill shall serve as CEO of the Company.  In such capacity, Haddrill will have such powers and perform such duties as are contemplated by such title and as are appropriate to the management of all aspects of the Company’s business and such other duties consistent with his title as may be assigned, from time to time, by the Board of Directors.  Haddrill will report directly and be subject to the Board of Directors, and will continue to be nominated to serve as a member of the Board of Directors during the term of this Agreement.

(b)                                 (i) Haddrill will devote his full business time and effort to the business and affairs of the Company and shall perform his duties hereunder faithfully, diligently and to the best of his ability.  Haddrill shall not engage in any outside for-profit business, employment or commercial activities, except that Haddrill may serve on the board of directors of no more than two (2) non-affiliate for-profit entities, including employment as Vice Chairman of Manhattan Associates, Inc., which will include some transition duties through January 1, 2005, so long as such service and Haddrill’s service on behalf of any not-for-profit organizations does not materially affect Haddrill’s ability to perform his duties as the Company’s CEO.

(ii) The provisions of this paragraph 2 shall not prevent Haddrill from investing his assets in such form and manner as he chooses; provided, however, that Haddrill shall not have any personal interest, direct or indirect (other than through the Company or its subsidiaries or as part of a broadly diversified mutual fund or managed account not directed by

Haddrill), financial or otherwise, in any supplier to, buyer from, or competitor of the Company, unless such interest has been approved by the Compensation Committee.

(c)                                  Commencing on the Commencement Date, as hereinafter defined, Haddrill shall render services to the Company from the Company’s principal place of business, Las Vegas, Nevada; however, the parties acknowledge and agree that Haddrill may be required to travel extensively in fulfilling his duties hereunder.  The Company shall provide Haddrill with an appropriate office in Las Vegas, Nevada and reasonable secretarial personnel of his choosing.

3.                                       Term.  The term of this Agreement will commence on a mutually agreeable date (the “Commencement Date”), which shall not be later than October 1, 2004.  This Agreement will terminate on the day immediately following the third anniversary date of the Commencement Date, unless otherwise terminated as provided herein or renewed as mutually agreed between the parties.

4.                                       Compensation.  The Company shall pay Haddrill, and Haddrill shall accept from the Company, in full payment for Haddrill’s services as CEO, compensation consisting of the following:

(a)                                  Base Salary.  A base salary of $980,000 per year, payable in accordance with the Company’s customary payroll practices.

(b)                                 Company Benefits.  The standard benefits the Company makes available to its similarly situated senior executives, including, but not limited to, 401(k) Plan participation, medical and hospital and disability benefits and four weeks of paid vacation time each year, plus holidays.

(c)                                  Club Initiation Fee.  Payment of the initiation fee (but not annual dues) to the golf or country club of Haddrill’s choice, in the Las Vegas, Nevada, area, subject to approval by the Board of Directors.

(d)                                 Stock Options.  As of the date of this Agreement, Haddrill shall be granted a nonstatutory stock option grant under the Company’s 2001 Long Term Incentive Plan (“the Plan”) to purchase 500,000 shares of the Company’s common stock (“Options”), exercisable at a price and for a period of time and on such other terms as are set forth in Schedule A hereto.

(e)                                  Restricted Stock Grant.  As of the date of this Agreement, Haddrill shall receive a grant of restricted stock units under the Plan (“Restricted Stock Units”), representing the value of $6.5 million of common stock of the Company calculated in accordance with Schedule B hereto.  The Restricted Stock Units shall vest and be subject to the terms and conditions set forth on Schedule B hereto.

(f)                                    During the term of this Agreement, Haddrill shall not be entitled to receive any additional compensation as a Director.

5.                                       Business and other Expenses.  The Company shall reimburse Haddrill for reasonable business expenses (including first-class commercial air travel, as appropriate) in accordance with the Company’s business expense policy.  The Company shall also pay directly the legal expenses that Haddrill incurs in connection with the negotiation and preparation of this Agreement, up to a maximum of $15,000.

6.                                       Relocation Expenses.

(a)                                  Haddrill and his family shall be residents of the Las Vegas, Nevada area on the Commencement Date.  The Company shall reimburse Haddrill for the costs associated with his relocation from Atlanta, Georgia to the Las Vegas, Nevada area (such costs, collectively, “Relocation Costs”), including, but not limited to, reasonable moving costs, up to 3 trips to Las Vegas to select a new house, closing costs, brokerage commissions and legal fees, and, if appropriate, temporary housing in Las Vegas for a reasonable period of time (up to 30 days following the Commencement Date), subject to review and approval of the Board of Directors.  There shall be added to the amount of the Relocation Costs an additional amount such that the total payment to Haddrill pursuant to this paragraph 6(a) is equal to the amount of the Relocation Costs divided by the amount that is equal to 1 minus the highest Federal tax rate then in effect.

(b)                                 Promptly after the execution of this Agreement, the Company will, at its expense (the “Appraisal Cost”), engage a recognized independent appraiser reasonably satisfactory to Haddrill to perform an appraisal of Haddrill’s primary residence in Atlanta, Georgia (“Property”).  In the event that, during the three year period commencing on the Commencement Date and ending on June 30, 2007, Haddrill sells the Property and realizes an amount net of expenses less than the amount of the appraised value of the Property, the Company shall pay to Haddrill the difference, up to $150,000, between the amount realized for the sale of the Property and the amount of the appraised value of the Property (any such payment, together with the Appraisal Cost, the “Appraisal Payment”).  There shall be added to the amount of the Appraisal Payment an additional amount such that the total payment to Haddrill pursuant to this paragraph 6(b) is equal to the amount of the Appraisal Payment divided by the amount that is equal to 1 minus the highest Federal tax rate then in effect.

(c)                                  In the event that, at any time during the three year period commencing on the Commencement Date and ending on June 30, 2007, Haddrill determines not to dispose of the Property (the “Determination Date”) the Company will, promptly after the Determination Date, pay to Haddrill an amount representing solely the expenses that he would have incurred had he sold the Property, including, but not limited to, estimated closing costs and brokerage commissions assuming a sale price equal to the appraised value, and estimated legal fees (such expenses, collectively, the “Selling Expenses”).  There shall be added to the amount of the Selling Expenses an additional amount such that the total payment to Haddrill pursuant to this paragraph 6(c) is equal to the amount of the Selling Expenses divided by the amount that is equal to 1 minus the highest Federal tax rate then in effect.

7.                                       Termination.  Haddrill’s employment may be terminated at any time before the end of the term of this Agreement as follows:

(a)                                  By the Company for cause, which shall include but not be limited to an act or acts or an omission to act by Haddrill involving:  (i) willful and continual failure to substantially perform his duties with the Company (other than a failure resulting from Haddrill’s incapacity due to physical or mental illness) and such failure continues for a period of thirty (30) days after Haddrill’s receipt of written notice from the Company providing a reasonable description of the basis for the determination that Haddrill has failed to perform his duties; (ii) conviction of a felony other than a conviction not disclosable under the federal securities laws; (iii) breach of this Agreement in any material respect and such breach is not susceptible to remedy or cure or has already materially damaged the Company, or such breach is susceptible to remedy or cure and no such damage has occurred and such breach is not cured or remedied reasonably promptly after Haddrill’s receipt of written notice from the Company providing a reasonable description of the breach; (iv) Haddrill’s failure to qualify (or having so qualified being thereafter disqualified) under a suitability or licensing requirement of any jurisdiction or regulatory authority that is material to the Company and to which Haddrill may be subject by reason of his position with the Company and its affiliates or subsidiaries; (v) the Company obtains from any source information with respect to Haddrill or this Agreement that could reasonably be expected, in the reasonable written opinion of both the Company and its outside counsel, to jeopardize the gaming licenses, permits, or status of the Company or any of its subsidiaries or affiliates with any gaming commission, board, or similar regulatory or law enforcement authority; or (vi) conduct to the material detriment of the Company that is dishonest, fraudulent, unlawful or grossly negligent or which is not in compliance with the Company’s Code of Conduct or similar applicable set of standards or conduct and business practices set forth in writing and provided to Haddrill prior to such conduct and which has a material detriment to the Company and is not susceptible to remedy or cure by Haddrill.

(b)                                 By the Company for other than cause.

(c)                                  By Haddrill for “Good Cause”, which shall mean the occurrence of any one or more of the following events without the consent of Haddrill:

(i) the assignment to Haddrill of any duties materially inconsistent with his duties and position as set forth in this Agreement (including, without limitation, status, titles and reporting requirements), or any other action by the Company that results in a material diminution in such duties or position, excluding for this purpose isolated and inadvertent action not taken in bad faith and remedied by the Company promptly after receipt of notice thereof given by Haddrill;

(ii) a reduction by the Company in Haddrill’s base salary or participation in any other compensation plan, program, arrangement or benefit below that to which Haddrill is entitled hereunder;

(iii) the Company’s requiring Haddrill to be based anywhere other than the Las Vegas, Nevada area, except for reasonably required travel on business of the Company; or

(iv) any material breach by the Company of any provision of this Agreement and such breach continues for a period of thirty (30) days after the Company’s receipt of written notice from Haddrill providing a reasonable description of the material breach claimed by Haddrill.

(d)                                 By Haddrill for other than Good Cause.

(e)                                  On the date of Haddrill’s death, should Haddrill die before the end of the term of this Agreement.

(f)                                    Upon the disability or incapacitation of Haddrill, which shall mean Haddrill’s failure to discharge his duties under this Agreement for six or more consecutive months or for non-continuous periods aggregating to twenty-two weeks in any twelve-month period as a result of illness or incapacity.

In all cases of termination and upon the expiration of this Agreement, unless otherwise agreed to, Haddrill shall be deemed to have contemporaneously resigned from his position as a member of the Board of Directors, effective as of the date of termination or expiration.  Notwithstanding the foregoing, Haddrill’s resignation from the Board of Directors, for purposes of that certain Stock Option Agreement between Haddrill and the Company dated January 8, 2004, pursuant to which Haddrill has been granted an option to acquire 195,000 shares of the Company’s common stock, shall be deemed to have been at the request of the Board of Directors as provided in paragraph 4(c)(iv) of such Stock Option Agreement, and such resignation shall not otherwise adversely affect any other options to purchase shares of the Company’s common stock granted to Haddrill solely in his capacity as a Director of the Company; so long as, in all cases, that Haddrill’s termination is a result of his having been terminated pursuant to paragraphs 7(b) or 7(c), (e) and (f) hereof, or is a result of the expiration of this Agreement.

8.                                       Payments Upon Termination or Change of Control.

(a)                                  If Haddrill’s employment is terminated under paragraph 7(a) or 7(d) hereof, (i) the Company shall have no further obligation under this Agreement, except the obligation to pay Haddrill an amount equal to the portion of his compensation and out-of-pocket business expenses as may be accrued and unpaid on the date of termination and (ii) Haddrill shall be entitled to retain [a] that number of Restricted Stock Units that have vested through the date of termination in accordance with the vesting schedule set forth on Schedule B hereof and [b] that number of Options that have vested in accordance with the vesting schedule set forth in Schedule A hereof.  All non-vested Restricted Stock Units and Options shall be immediately forfeited.

(b)                                 If Haddrill’s employment is terminated under paragraphs 7(b) or 7(c) hereof, (i) the Company shall [a] pay Haddrill an amount equal to the portion of his compensation and out-of-pocket business expenses as may be accrued and unpaid on the date of termination; [b] pay Haddrill severance pay in an amount equal to the base salary for a period of one year from the date of termination or until the expiration of this Agreement, whichever first occurs; and (ii) Haddrill shall be entitled to retain [a] the Restricted Stock Units to the extent provided in Schedule B hereof, provided that the Restricted Stock Units shall be pro rated through the 12-month period following the month in which the date of termination occurs (i.e., the number of Restricted Stock Units to which Haddrill shall be entitled shall be equal to the aggregate of all Restricted Stock Units multiplied by a fraction, the numerator of which shall be the number of partial or whole months served by Haddrill under this Agreement from and after the Commencement Date plus 12, and the denominator of which shall be 36), and [b] all Options in which price targets have been achieved at the date of termination regardless of the time vesting requirement and all other time vesting options with respect to which the price targets have not been achieved (“Time Vested Options”) shall be pro rated through the month in which the date of termination occurs; provided that the Time Vested Options shall be exercisable only to the extent the price targets are achieved within the time periods specified on Schedule A attached hereto.  Except as provided herein, all non-vested Restricted Stock Units and Options shall be immediately forfeited.

(c)                                  If Haddrill’s employment is terminated under paragraph 7(e) or 7(f), (i) the Company shall [a] pay to Haddrill or Haddrill’s Estate, as the case may be, an amount equal to the portion of his compensation and out-of-pocket business expenses as may be accrued and unpaid as of the date of his termination; and [b] pay Haddrill or Haddrill’s Estate the base salary for a period of one year from the date of Haddrill’s termination of employment or until expiration of the term of this Agreement, whichever occurs first; and (ii) Haddrill or Haddrill’s Estate shall be entitled to retain [a] that number of Restricted Stock Units that have vested through the date of termination in accordance with the vesting schedule set forth on Schedule B hereof and [b] the number of Options that have vested at the date of termination in accordance with the vesting schedule set forth in Schedule A hereof.  All non-vested Restricted Stock Units and Options shall be immediately forfeited.

(d)                                 (i) Upon a Change of Control, as hereinafter defined, [a] the Company shall pay to Haddrill $980,000, and [b] Haddrill shall be entitled to retain [1] all of the Restricted Stock Units granted to him irrespective of the vesting schedule set forth on Schedule B hereof and [2] all of the Options granted to him irrespective of the vesting schedule set forth in Schedule A hereof, and all such Restricted Stock Units and Options shall vest immediately.  Notwithstanding paragraphs 8(a) through (c), upon a Change of Control the Company shall have no further obligations under this Agreement other than as set forth in this paragraph 8(d).  For purposes of this paragraph 8(d), “Change of Control” shall mean (i) the acquisition, directly or indirectly, by any unaffiliated person, entity or group (a “Third Party”) of beneficial ownership of more than 50% of the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors; (ii) consummation of (1) a reorganization, merger or consolidation of the Company, or (2) a liquidation or dissolution of the Company or (3) a sale of all or substantially all of the assets of the Company (whether such assets are held directly or indirectly) to a Third Party; or (iii) the individuals who as of the date of this Agreement are members of the Board of Directors (together with any directors elected or nominated by a majority of such individuals) cease for any reason to constitute at least a majority of the members of the Board of Directors; except that any event or transaction which would be a “Change of Control” under (i) or (ii) (1) of this definition, shall not be a Change of Control if persons who were the equity holders of the Company immediately prior to such event or transaction (other than the acquiror in the case of a reorganization, merger or consolidation), immediately thereafter, beneficially own more than 50% of the combined voting power of the Company’s or the reorganized, merged or consolidated company’s then outstanding voting securities entitled to vote generally in the election of directors.

(ii) Notwithstanding anything in this Agreement to the contrary, in the event that any payment or distribution by the Company, or any acceleration or waiver of any vesting condition or requirement, to or for the benefit of Haddrill, whether paid or payable or distributed or distributable, or otherwise effected, pursuant to the terms of this Agreement or otherwise (a “Payment”), is subject to the excise tax imposed by I.R.C. § 4999, or any successor provision, or any interest or penalties are incurred by Haddrill with respect to such excise tax (such excise tax, together with any such interest and penalties, collectively, the “Excise Tax”), then Haddrill shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Haddrill of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Haddrill retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(e)                                  The payment to Haddrill of any amounts pursuant to this paragraph 8 shall be conditioned upon the execution by Haddrill and the Company of a mutual release agreement providing for the release of all claims against the Company and Haddrill, respectively, except for claims arising under or in connection with such mutual release agreement.

9.                                       Purchase of Company Stock.  Prior to the Commencement Date, Haddrill shall, subject to the Company’s policies relating to the purchase of shares of the Company’s common stock by persons deemed to be Insiders, increase his holdings of shares of the Company’s common stock (such holdings of shares, the “Alliance Stock”) to a point at which, as of the Commencement Date, such holdings have an aggregate acquisition cost to Haddrill of at least $1.0 million.  Subject to his compliance with applicable State and Federal securities laws, Haddrill shall be entitled to sell the Alliance Stock commencing on the earlier of (i) three years from the Commencement Date, or (ii) the day after he is no longer employed as CEO of the Company under this Agreement.

10.                                 Trade Secrets and Confidential Information.  Haddrill shall not, directly or indirectly, disclose or use at any time either during or after employment by the Company, any Confidential Information (as hereinafter defined) of which he becomes aware, whether or not any such information is developed by him, except to the extent such disclosure is required in the performance of the duties assigned to him by the Board of Directors.  Haddrill shall follow all procedures established by the Company to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss or theft.

(a)                                  “Confidential Information” shall mean information that is not generally known to the public, which is used, developed or obtained by the Company and/or any of its affiliates, relating to its or their business and the businesses of its or their clients, vendors or customers including, but not limited to: business and marketing strategies, products or services; fees, costs and pricing structure; marketing information; advertising and pricing strategies; analyses; reports; computer software, including operating systems, applications and program listings; flow charts; manuals and documentation; data bases; accounting and business methods; hardware design; technology, inventions and new development and methods, whether patentable or unpatentable and whether or not reduced to practice; all copyrightable works; the Company’s or any of its affiliates’ existing and prospective clients, customers, and vendor lists and other data related thereto; all trade secret information protected by the federal Economic Espionage Act of 1996, 18 U.S.C. § 1831 et seq.; and all similar and related information in whatever form.

(b)                                 “Confidential Information” shall not include any information that has been published in a form generally available to the public prior to the date upon which Haddrill proposes to disclose such information.  Information shall not be deemed to have been published merely because individual portions of the information have been separately published, but only if all the material features comprising such information have been published in combination.

11.                                 Creative Works and Other Property.

(a)                                  Haddrill will promptly disclose to the Company all inventions, concepts, processes, improvements, methodologies and other creative works, whether or not they can be patented or copyrighted (collectively “Creative Works”) that during his employment were or were caused to be conceived or developed by him, either solely or jointly with others, relating to the Company’s business or to the business of any affiliate of the Company and Haddrill agrees that all such Creative Works shall be the sole property of the Company.  Upon the request of the Company, Haddrill will at any time (whether during his employment or after its termination for any reason) assist the Company and fully cooperate with it to protect the Company’s interest in such Creative Works and to obtain, for the Company’s benefit, patents or copyrights for any and all Creative Works in the United States and in any and all foreign countries.  This paragraph does not apply to any Creative Work that Haddrill develops entirely on his own time and for which no equipment, supplies, facility or Confidential Information of the Company was used unless: (i) the Creative Work relates to the Company’s business or to the business of an affiliate of the Company or to the actual or anticipated research or development activities of the Company or any of its affiliates; or (ii) the Creative Work results from any work Haddrill performs for the Company.

(b)                                 Upon the termination of Haddrill’s employment for the Company, Haddrill shall immediately, and without request, deliver to the Company all copies and embodiments, in whatever form, of all Confidential Information and all other documents, materials or property belonging to the Company even if they do not contain Confidential Information, including but not limited to: written records, notes, photographs, manuals, computers, notebooks, reports, keys, documentation, flow charts and all magnetic media such as tapes, disk or diskettes, whichever located, and, if requested by the Company, shall provide the Company with written confirmation that all such materials have been returned.  Haddrill has no claim or right to the continued use, possession or custody of such information, documents, materials or property following the termination of his employment with the Company.

12.                                 Covenants Not to Compete.

(a)                                  During his employment under this Agreement and for a period of two (2) years following the termination of this Agreement for whatever reason, Haddrill shall not become employed by, act as a consultant for, contract with, obtain a beneficial ownership interest in or otherwise enter into any form of business relationship with International Game Technology, Inc., WMS Industries, Inc., Shuffle Master, Inc., Aristocrat Leisure, Ltd., Gtech Holdings Corp., Multimedia Games, Inc. or Sigma Game Inc., or any of their present and future affiliates, subsidiaries, divisions, parent companies and successors.

(b)                                 During his employment under this Agreement and for a period of one (1) year following the termination of this Agreement for whatever reason, Haddrill shall not become employed by, act as a consultant for, contract with, obtain a beneficial ownership interest in or otherwise enter into any form of business relationship with any person, firm, company, corporation, partnership, association or other organization within the United States that is not listed in paragraph 12(a) but that is otherwise engaged in the gaming business.

13.                                 Covenants Not to Solicit.  During his employment under this Agreement and for a period of two (2) years following the termination of this Agreement for whatever reason, Haddrill agrees that, unless he obtains written approval in advance from the Board of Directors, he shall not in any way, directly or indirectly,

(a)                                  contact, employ, solicit, hire or attempt to persuade any employee, agent or independent contractor of the Company or any of its affiliates, or any who served in such capacities within one (1) year of the termination of Haddrill’s employment, to terminate his, her or its relationship with the Company and/or its affiliates or do any act that may result in the impairment of the relationship between the Company or any of its affiliates on the one hand and the employees, agents or independent contractors of the Company or any of its affiliates on the other hand; or

(b)                                 contact, solicit, engage, contract with, any customer or supplier of the Company or any of its affiliates or do any act that may result in the impairment of the relationship between the Company or any of its affiliates on the one hand and the customers and suppliers of the Company or any of its affiliates on the other hand.

14.                                 Reasonableness of Restrictions.  Haddrill agrees and acknowledges that the type and scope of restrictions described in paragraphs 10, 11, 12 or 13 are fair and reasonable and that the restrictions are intended to protect the legitimate interests of the Company and not to prevent him from earning a living.  Haddrill recognizes that his position and his access to Confidential Information makes it necessary for the Company to restrict his post-employment activities.  Haddrill represents and warrants that the knowledge, ability and skill he currently possesses are sufficient to enable him to earn a livelihood satisfactory to him for a period of one (1) or two (2) years, depending on the identity of his future employer, in the event that his employment with the Company terminates, without violating any restriction in this Agreement.  If, however, any of the restrictions set forth in paragraphs 10, 11, 12 or 13 are held invalid by a court by reason of length of time, geographic reach, activity covered or any or all of them, then such restriction or restrictions shall be reduced only by the minimum extent necessary to cure such invalidity.

15.                                 Remedies.  Haddrill agrees that if he should breach or threaten a breach of any of the covenants contained in paragraphs 10, 11, 12, 13 or 16 irreparable damage would occur to the Company and that damages arising out of such breach or threatened breach may be difficult to determine.  Haddrill therefore further agrees that in addition to all other remedies provided at law or at equity, the Company shall be entitled as a matter of course to specific performance and temporary and permanent injunction relief from any court of competent jurisdiction to prevent any further breach or threatened breach of any such covenant by Haddrill, his employers, employees, partners, agents or other associates, or any of them, without the necessity of proving actual damage to the Company by reason of any such breach or threatened breach and without the necessity of posting security or a bond.  If the Company prevails in any suit claiming breach or threatened breach of paragraphs 10, 11, 12, 13 or 16 of this Agreement, Haddrill shall reimburse the Company for its expenses incurred in connection with such a suit, including without limitation, its attorneys’ fees and costs.  For purposes of this paragraph, the Company will be considered to have “prevailed” if it is determined that Haddrill breached or threatened to breach any covenant in those paragraphs (or any covenant in those paragraphs that is modified as provided in paragraph 14).

16.                                 Non-Disparagement.  Each of Haddrill and the Company agrees that during the term of this Agreement and for a period of three (3) years following any applicable termination date, neither Haddrill nor the Company shall, publicly or privately, disparage or make any statements (written or oral) that could impugn the integrity, acumen (business or otherwise), ethics or business practices, of the Company or Haddrill, as the case may be, except, in each case, to the extent (but solely to the extent) (i) necessary in any judicial or arbitral action to enforce the provisions of this Agreement or (ii) in connection with any judicial, regulatory or administrative proceeding to the extent required by applicable laws.  For purposes of this paragraph 16, references to the Company include its officers, directors, employees, consultants and shareholders (which are reasonably known as such to Haddrill) on the date hereof and hereafter.

17.                                 Cooperation.  At all times during the term of this Agreement and thereafter, Haddrill will reasonably cooperate with the Company (and vice versa) in any litigation or administrative proceedings involving any matters with which Haddrill was involved during his employment by the Company.  The Company will reimburse Haddrill for his reasonable out-of-pocket expenses, if any, incurred in providing such assistance, including reasonable attorneys’ fees.

18.                                 Previous Employment.  Haddrill represents and warrants that he is not under any legal restraint or restriction that would prevent or make unlawful his execution of this Agreement or his performance of the obligations under this Agreement and that Haddrill has disclosed to the Company any and all restraints, confidentiality commitments or employment restrictions that Haddrill has with any other employer or organization.  Haddrill shall use his best efforts to assure that Manhattan Associates, Inc. will keep confidential and not disclose publicly any information relating to Haddrill’s employment hereunder prior to a public announcement regarding such employment by the Company without the prior written consent of the Company.

19.                                 Licenses and Approvals.  Each party shall (a) use its or his commercially reasonable efforts to apply for (and diligently prosecute such applications) all necessary or appropriate licenses and approvals from applicable gaming authorities in conjunction with this Agreement and the obligations of the parties hereunder and (b) diligently cooperate with any requests, inquiries or investigations of such regulatory authorities.  Such actions shall be undertaken at the expense of the Company.

20.                                 Assignment.  Neither the Company nor Haddrill shall have the right to assign this Agreement or any obligation hereunder without the written consent of the other, except that the Company may assign this Agreement to a successor or assignee in connection with a merger, consolidation or sale or transfer of all or substantially all of the assets of the Company.

21.                                 Indulgences.  The failure of any party hereto at any time or times to enforce its rights under this Agreement strictly in accordance with the same shall not be construed as having created a custom in any way or manner contrary to the specific provisions of this Agreement or as having in any way or manner modified or waived the same.

22.                                 Notices.  Any notice required or permitted to be given by this Agreement shall be in writing and shall be sufficiently given to the parties if delivered in person or sent by United States registered or certified mail or nationally recognized overnight courier (return receipt requested) or by telefax (with evidence of successful transmission) addressed to the receptive parties at the following addresses or at such other addresses as may from time to time be designated in writing by the parties:

If to Haddrill:	If to the Company:

Richard Haddrill 3394 Knollwood Drive Atlanta, Georgia 30305	Alliance Gaming Corporation 6601 South Bermuda Road Las Vegas, Nevada 89119 Attention: General Counsel Telefax Number: 702-270-7699 Copy to: Kevin Verner 885 Island Park Drive Charleston, SC 29492

23.                                 Controlling Law and Dispute Resolution.  This Agreement shall be construed and applied in accordance with the laws of the State of Nevada without giving effect to the principles of conflicts of law under Nevada law.  The parties agree to submit to the jurisdiction and venue of the state and federal courts located in Nevada in the event that there is any claim that this Agreement has been breached.

24.                                 Entire Agreement.  This Agreement sets forth the entire agreement between the parties with respect to the matters covered herein, and supersedes all other agreements and understandings.  No waiver or amendment to this Agreement shall be effective unless reduced to writing and executed by the parties hereto.

25.                                 Understanding of Haddrill.  Haddrill agrees and acknowledges that he has read this Agreement in its entirety, that he has had the opportunity to review it with legal counsel of his own choosing, that he understands it and that he enters into it voluntarily.

[Signatures on following page.]

IN WITNESS WHEREOF, this Agreement has been duly executed by and on behalf of the parties hereto as of the day and year first above written.

ALLIANCE GAMING CORPORATION

By:	/s/ Robert Miodunski
Name: Robert Miodunski
Title:
Date:

/s/ Richard Haddrill
Name: Richard Haddrill
Date:

496502.5

SCHEDULE A

PERFORMANCE STOCK OPTIONS

1.  Haddrill shall be issued non-statutory stock options (“Options”) to purchase 500,000 shares of Company common stock under the Company’s 2001 Long Term Incentive Plan exercisable at $17.16 per share.

2.  Options shall become exercisable on October 1, 2012 and shall remain exercisable until October 1, 2014, at which time any unexercised Options shall expire; provided that Haddrill is an employee on October 1, 2012.

3.  Once Options become exercisable hereunder, they shall remain exercisable until October 1, 2014 without regard to whether Haddrill continues to be employed by the Company prior to or on such date.

4.  Options shall become exercisable earlier than October 1, 2012 as follows:

(a)                                  One twelfth (1/12) of such Options shall become exercisable on the later of (i) the first date on which the Fair Market Value (as hereinafter defined) of the Company’s common stock is at least $30.00 and (ii) October 1, 2005, but only if the Fair Market Value of the Company’s common stock is at least $30.00 on or before October 1, 2007.

(b)                                 An additional one-twelfth (1/12) of such Options shall become exercisable on the later of (i) the first date on which the Fair Market Value of the Company’s common stock is at least $35.00 and (ii) October 1, 2005, but only if the Fair Market Value of the Company’s common stock is at least $35.00 on or before October 1, 2007.

(c)                                  An additional one-twelfth (1/12) of such Options shall become exercisable on the later of (i) the first date on which the Fair Market Value of the Company’s common stock is at least $40.00 and (ii) October 1, 2005, but only if the Fair Market Value of the Company’s common stock is at least $40.00 on or before October 1, 2008.

(d)                                 An additional one-twelfth (1/12) of such Options shall become exercisable on the later of (i) the first date on which the Fair Market Value of the Company’s common stock is at least $45.00 and (ii) October 1, 2005, but only if (x) the Fair Market Value of the Company’s common stock is at least $45.00 on or before October 1, 2008 or (y) the Fair Market Value of the Company’s common stock is at least $40.00 on or before October 1, 2008 and at least $45.00 on or before October 1, 2009.

(e)                                  An additional one-twelfth (1/12) of such Options shall become exercisable on the later of (i) the first date on which the Fair Market Value of the Company’s common stock is at least $30.00 and (ii) October 1, 2006, but only if the Fair Market Value of the Company’s common stock is at least $30.00 on or before October 1, 2007.

(f)                                    An additional one-twelfth (1/12) of such Options shall become exercisable on the later of (i) the first date on which the Fair Market Value of the Company’s common stock is at least $35.00 and (ii) October 1, 2006, but only if the Fair Market Value of the Company’s common stock is at least $35.00 on or before October 1, 2007.

(g)                                 An additional one-twelfth (1/12) of such Options shall become exercisable on the later of (i) the first date on which the Fair Market Value of the Company’s common stock is at least $40.00 and (ii) October 1, 2006, but only if the Fair Market Value of the Company’s common stock is at least $40.00 on or before October 1, 2008.

(h)                                 An additional one-twelfth (1/12) of such Options shall become exercisable on the later of (i) the first date on which the Fair Market Value of the Company’s common stock is at least $45.00 and (ii) October 1, 2006, but only if (x) the Fair Market Value of the Company’s common stock is at least $45.00 on or before October 1, 2008 or (y) the Fair Market Value of the Company’s common stock is at least $40.00 on or before October 1, 2008 and at least $45.00 on or before October 1, 2009.

(i)                                     An additional one-twelfth (1/12) of such Options shall become exercisable on the later of (i) the first date on which the Fair Market Value of the Company’s common stock is at least $30.00 and (ii) October 1, 2007, but only if the Fair Market Value of the Company’s common stock is at least $30.00 on or before October 1, 2007.

(j)                                     An additional one-twelfth (1/12) of such Options shall become exercisable on the later of (i) the first date on which the Fair Market Value of the Company’s common stock is at least $35.00 and (ii) October 1, 2007, but only if the Fair Market Value of the Company’s common stock is at least $35.00 on or before October 1, 2007

(k)                                  An additional one-twelfth (1/12) of such Options shall become exercisable on the later of (i) the first date on which the Fair Market Value of the Company’s common stock is at least $40.00 and (ii) October 1, 2007, but only if the Fair Market Value of the Company’s common stock is at least $40.00 on or before October 1, 2008.

(l)                                     An additional one-twelfth (1/12) of such Options shall become exercisable on the later of (i) the first date on which the Fair Market Value of the Company’s common stock is at least $45.00 and (ii) October 1, 2007, but only if (x) the Fair Market Value of the Company’s common stock is at least $45.00 on or before October 1, 2008 or (y) the Fair Market Value of the Company’s common stock is at least $40.00 on or before October 1, 2008 and at least $45.00 on or before October 1, 2009.

5.                                       For purposes of this Schedule, the term “Fair Market Value” with respect to the Company’s common stock as of a particular date shall mean the average per share closing price of the Company’s common stock on the stock exchange on which the stock is principally traded for the 20 business days immediately prior to such date.

SCHEDULE B

RESTRICTED STOCK UNITS

1.  The Company shall issue to Haddrill 377,030 Restricted Stock Units (“RSUs”) under the Company’s 2001 Long Term Incentive Plan.  The number of RSUs was determined by dividing $6.5 million by the average per share closing price of the Company’s common stock on the stock exchange in which the stock is principally traded for the 20 business days immediately prior to the date of the grant or such other method as the parties shall mutually agree to, provided that such method complies with the Plan.

2.  Except as provided in the Agreement, the RSUs will vest in one-third equal installments on each of October 1, 2005, October 1, 2006 and October 1, 2007, if Haddrill is continuously employed by the Company as CEO until each such respective vesting date.

3.  Each vested RSU represents Haddrill’s right to receive one (1) share of Company stock, as follows:

a.                                       75% of the shares represented by the vested RSUs shall be issued to Haddrill (1) on the later of [a] October 1, 2007 or [b] the first date on which such payment or any portion thereof is no longer subject to the limits of section 162(m) of the Internal Revenue Code in which case that portion of the payment that is no longer subject to such limits shall be issued to Haddrill at the time such limits become inapplicable, or (2) in the event that this Agreement is terminated, on the first date in which such payment or any portion thereof is no longer subject to the limits of Section 162(m) of the Internal Revenue Code in which case that portion of the payment that is no longer subject to such limits shall be issued to Haddrill at the time such limits become inapplicable.

b.                                      The remaining 25% of the shares represented by the vested RSUs shall be issued to Haddrill (1) on the later of [a] October 1, 2008 or [b] the first date on which such payment or any portion thereof is no longer subject to the limits of section 162(m) of the Internal Revenue Code in which case that portion of the payment that is no longer subject to such limits shall be issued to Haddrill at the time such limits become inapplicable, or (2) in the event that this Agreement is terminated, on the first date in which such payment or any portion thereof is no longer subject to the limits of Section 162(m) of the Internal Revenue Code in which case that portion of the payment that is no longer subject to such limits shall be issued to Haddrill at the time such limits become inapplicable.

c.                                       Notwithstanding anything herein to the contrary, if the vesting of any RSUs pursuant to paragraph 2 of this Schedule B shall be taxable to Haddrill prior to the date on which Haddrill is otherwise entitled to receive shares of the Company’s stock pursuant to this paragraph 3 with respect to such RSUs, then the Company shall promptly upon request issue to Haddrill all of the shares represented by such RSUs that have become taxable, which shares shall be freely transferable by Haddrill subject only to any applicable securities laws.

4.  Except as provided in the Agreement, if Haddrill ceases to be the CEO, all nonvested RSUs shall be immediately forfeited.